As filed with the Securities and Exchange Commission on September 3, 2004

Registration No. 333-118475

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

Amendment No. 1 to

Registration Statement

Under

The Securities Act of 1933

CYBEX INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New York	3949	11-1731581
(State of jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification No.)

10 TROTTER DRIVE

MEDWAY, MA 02053

(508) 533-4300

(Address, including zip code, and telephone

number, including area code, of

registrant’s principal executive offices)

ARTHUR W. HICKS

10 TROTTER DRIVE

MEDWAY, MA 02053

(508) 533-4300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

JAMES H. CARLL, ESQUIRE

ARCHER & GREINER, P.C.

ONE CENTENNIAL SQUARE

HADDONFIELD, NJ 08033

(856) 795-2121

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

PROSPECTUS

CYBEX INTERNATIONAL, INC.

10 Trotter Drive

Medway, Massachusetts 02053

(508) 533-4300

2,606,619 Shares of

Common Stock

The selling stockholders listed in this Prospectus may offer and resell 2,606,619 shares of Cybex International, Inc. (“Cybex”, “we” or the “Company”) common stock under this Prospectus. This prospectus relates to 2,430,000 shares issued in connection with a private placement in August 2004 and shares underlying a warrant (the “Warrant”) to purchase 176,619 shares of common stock issued in connection with a private loan transaction in July 2003 (collectively, the “Shares”). We will not receive any of the proceeds from the sale of the Shares except we may receive funds from the exercise of the Warrant.

Our common stock is traded on the American Stock Exchange under the symbol “CYB.” On September 1, 2004, the last sale price of our common stock as reported on the American Stock Exchange was $3.69 per share.

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

See the section titled “Risk Factors” beginning on page 3 to read about certain factors you should consider before buying the Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 3, 2004

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The Prospectus relates to 2,430,000 shares issued in connection with a private placement in August 2004 and shares underlying a warrant to purchase 176,619 shares of common stock issued in connection with a financing transaction in July 2003. Pursuant to certain securities purchase agreements, dated as of August 2, 2004, and a Warrantholders Rights Agreement, dated as of July 16, 2003, we have agreed to file with the SEC a shelf registration statement, of which this Prospectus forms a part, to cover the Shares, and to use our best efforts to maintain the effectiveness of such registration statement. We will not receive any of the proceeds from these sales, but we may receive funds from the exercise of the Warrant. We have agreed to pay the expenses incurred in registering the Shares, including legal and accounting fees.

The Shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this Prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and sale of the Shares.

This Prospectus describes certain risk factors that you should consider before purchasing the Shares. See “Risk Factors” beginning on page 3. You should read this Prospectus together with the additional information described under the heading “Where Can You Find More Information.”

RISK FACTORS

An investment in the Shares involves a high degree of risk. You should consider carefully the following risk factors, together with the other information in this Prospectus, before buying any Shares. You should also be aware that certain statements contained in this Prospectus that are not related to historical results are forward-looking statements. These forward-looking statements, such as statements of our strategies, plans, objectives, expectations and intentions, involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements.

We have a recent history of losses and reduced sales.

Our sales declined in each fiscal year between 1999 and 2002 and we incurred losses in each fiscal year from 2000 through 2003. The incurrence of further losses or a further reduction of net sales could have a material adverse effect on our business prospects, liquidity, and financial condition.

We carry substantial debt.

We carry a substantial amount of indebtedness. This leverage may have several important consequences, including significant debt service and vulnerability to changes in interest rates. This leverage may also significantly limit our ability to raise additional capital, withstand adverse economic, business conditions and competitive pressures, and take advantage of any significant business opportunities that may arise. In particular, the incurrence of losses in the future could result in the inability to meet debt service or the financial covenants pertaining to our indebtedness.

Our major stockholders may exercise control over us.

John Aglialoro, Joan Carter and UM Holdings Ltd. (the “UM Group”), who are related parties, collectively own a majority of our outstanding Common Stock. Such stockholders may have the ability to significantly influence (i) the election of our Board of Directors, and thus our future direction and (ii) the outcome of all other matters submitted to our stockholders, including mergers, consolidations and the sale of all or substantially all of our assets.

We face strong competition.

The fitness equipment industry is highly competitive. Numerous companies manufacture, sell or distribute exercise equipment. Our competitors include companies with strong name recognition and more extensive financial and other resources than us.

We are involved in a number of litigation matters and expect legal claims in the future.

We are involved in a number of litigation matters, including with respect to product liability, intellectual property rights, disputes with dealers and a dispute involving a person from whom we acquired a business. A judgment of approximately $2.4 million was entered against us in April 2004 in the Kirila, et. al. v. Cybex International, Inc., et al. matter, which is currently being appealed by us. We expect that we will continue to be involved in litigation in the ordinary course of business. While we maintain reserves for estimated litigation losses, one or more adverse determinations in such litigations could have a material adverse effect on our business prospects, liquidity or financial condition.

Future issuances of preferred stock may adversely affect the holders of our Common Stock.

While we currently have no outstanding shares of preferred stock, if UM Holdings Ltd. suffers a loss with respect to certain collateral support provided to us, we will satisfy our reimbursement obligation to it by issuing shares of our Series B Convertible Cumulative Preferred Stock. In addition, our Board has the ability to issue, without approval by the common stockholders, additional shares of the Series B Convertible Cumulative Preferred Stock or another class of preferred stock, with the new class having such rights and preferences as the Board may determine in its sole discretion. Our Series B Convertible Cumulative Preferred Stock has rights, including cumulative dividend, liquidation, and conversion rights, senior to our Common Stock, which could adversely affect the holders of the Common Stock, including the economic value of the Common Stock.

Unfavorable international political or economic changes and/or currency fluctuations could negatively impact us.

Approximately 28% of our sales in 2003 and the first six months of 2004 were derived from outside North America. Political or economic changes and/or currency fluctuations in countries in which we do business could negatively impact our business and financial results.

We may have a contingent liability related to the arrangement of third party financing.

We offer to our customers leasing and other financing of products by third party providers through Cybex Capital Corporation (“CCC”), our wholly-owned subsidiary. CCC arranges financing for dealers and direct sale customers through various third party lenders for which CCC receives fees. While most of these financings are without recourse, in certain cases we may offer a guaranty or other recourse provisions. At June 26, 2004, our maximum contingent liability under all recourse provisions was approximately $5.0 million. While we maintain a reserve for estimated losses under these recourse provisions, it could have a material adverse effect on our business prospects, liquidity and financial condition if actual losses were to materially exceed the related reserve.

We rely on single sources for certain materials.

We currently source our stepper products and certain raw materials and component parts (e.g., drive motors, belts, running decks, molded plastic components and electronics) from single suppliers. The loss of a significant supplier, or delays or disruptions in the delivery of components or materials, or increases in material costs, could have a material adverse effect on our business and financial results.

We rely on the development of new or improved products.

We intend to continue to pursue the development and improvement of new and existing cardiovascular and strength products, which is an important competitive factor in our industry. A failure of this development program, or the development of innovative products by our competitors, could harm our business.

Warranty claims may exceed the related reserves.

We warrant our products for varying periods, up to ten years with respect to the structural frame for strength products. While we maintain reserves for warranty claims, it could have a material adverse effect on our business prospects, liquidity and financial condition if warranty claims were to materially exceed anticipated levels.

We may not be able to attract or retain key employees.

We compete for the services of qualified personnel. The failure to retain and attract qualified personnel or the loss of any of our current key executives or key members of our staff could harm our business.

We are restricted in our ability to pay, and do not anticipate paying, cash dividends.

Our credit facilities currently prohibit the payment of cash dividends. We have no present plans to pay cash dividends to our stockholders and for the foreseeable future we intend to retain all of our earnings for use in our business.

A variety of factors may discourage potential take-over attempts.

The UM Group owns a majority of the outstanding shares of Common Stock. In addition, our Certificate of Incorporation requires an affirmative super-majority stockholder vote before we can enter into certain defined business combinations, except for combinations that meet certain specified conditions; provides for staggered three-year terms for members of the Board of Directors; and authorizes the Board of Directors to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of such preferred stock without any further vote or action by our stockholders. Each of these factors could have the effect of discouraging potential take-over attempts and may make attempts by stockholders to change our management more difficult.

Our Common Stock price may be volatile and the Shares may suffer a decline in value.

The trading price of our Common Stock could be subject to significant fluctuations in response to quarterly variations in our operating results, announcements we make about technological innovations, competitors and other events or factors, including these various risk factors. These broad market fluctuations may materially adversely affect the market price of the Shares.

Future sales of Common Stock by existing stockholders could affect our stock price.

The UM Group owns approximately 7.8 million shares of Common Stock. Following a lock-up period which will end sixty days after the Registration Statement, of which this Prospectus forms a part, is declared effective, these shares, as well as shares owned by the Company’s other executive officers and directors, may be sold in the public market at any time and from time to time subject in certain cases to volume limitations under Rule 144 of the Securities Act.

In addition, there are outstanding warrants (including the Warrant) to acquire approximately 900,000 shares of Common Stock; these warrant shares either are covered by an effective registration statement or the holders have registration rights. Accordingly, the holders could at any time exercise these warrants and, if an effective registration statement is outstanding, such shares could be immediately sold in the public market. If any of these stockholders or warrant holders sells substantial amounts of our Common Stock in the public market, the market price of the Shares could decline.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC’s public-reference rooms in New York, N.Y. and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. You may visit our web site at http://www.eCybex.com.

You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders should not make an offer of the Shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supercede this Prospectus. We incorporate by reference the following documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the selling stockholders sell all of the Shares:

•	Our annual report on Form 10-K for the year ended December 31, 2003;

•	Our current reports on Form 8-K filed with the SEC on February 11, 2004, March 5, 2004, April 13, 2004, April 22, 2004, June 1, 2004, June 24, 2004, July 13, 2004, July 15, 2004, August 3, 2004, and August 6, 2004;

•	Our quarterly reports on Form 10-Q for the quarterly periods ended March 27, 2004 and June 26, 2004; and

•	The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, filed on April 10, 1970, pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Cybex International, Inc.

10 Trotter Drive

Medway, Massachusetts 02053

(508) 533-4300

ABOUT CYBEX

The following is only a summary. We urge you to read the entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our common stock involves risk. Therefore, carefully consider the information provided under the heading “Risk Factors” beginning on page 3.

General

Cybex is a New York corporation which is a leading manufacturer of exercise equipment. We are comprised of three formerly independent companies, Cybex, Trotter Inc. and Tectrix Fitness Equipment, Inc. We have a wholly-owned finance subsidiary, Cybex Capital Corporation, which arranges equipment leases and other financings for our products, primarily to our commercial domestic customer base. We operate in one business segment.

We develop, manufacture and market premium performance, professional quality exercise equipment products for the commercial and consumer markets. These products can generally be grouped into two major categories: cardiovascular products and strength systems.

Our products are of professional quality and are believed to be among the best in the category in which they compete, featuring high performance and durability suitable for utilization in health clubs or by professional athletes. Accordingly, the majority of our products are premium priced.

We market our products to commercial customers and to individuals interested in purchasing premium quality equipment for use in the home. A commercial customer is defined as any purchaser who does not intend the product for home use. Typical commercial customers are health clubs, corporate fitness centers, hotels, resorts, spas, educational institutions, sports teams, sports medicine clinics, military installations and community centers. We distribute our products through independent authorized dealers, our own sales force, international distributors and our e-commerce web site (www.eCybex.com).

Our principal executive offices are located at 10 Trotter Drive, Medway, Massachusetts 02053 – telephone number (508) 533-4300. For further information about Cybex, see “Where You Can Find More Information” starting on page 5.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders. However, we may receive an aggregate of $238,435.65 upon the exercise of the Warrant if such Warrant is exercised for cash. Such funds, if any, will be used for working capital and general corporate purposes. As of the date hereof, the Warrant is not currently exercisable.

SELLING STOCKHOLDERS

The Shares covered by this Prospectus are being registered for the account of the selling stockholders named in the table below in order to permit the selling stockholders and any of their respective pledgees, assignees and successors-in-interest to offer the respective Shares for resale from time to time. On July 16, 2003, we issued the Warrant, which is exercisable for 176,619 shares of common stock, in a private loan transaction, and on August 5, 2004, we issued 2,430,000 shares of the common stock in a private placement transaction.

In connection with the private loan transaction, we entered into a Warrantholders Rights Agreement dated as of July 16, 2003, and in connection with the private placement, we entered into securities purchase agreements, dated as of August 2, 2004, pursuant to which we agreed to file with the SEC a shelf registration statement, of which this Prospectus forms a part, to cover the resale of the Shares. We also are required pursuant to these agreements to use our best efforts to maintain the effectiveness of such registration statement.

We do not know when or in what amounts a selling stockholder, its pledgee, assignee or successor-in-interest may offer shares of common stock for sale. See “Plan of Distribution”. The selling stockholders may choose not to sell any of the Shares offered by this Prospectus. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this offering, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of the following table, we have assumed that the selling stockholders will sell all of the shares of common stock covered by this Prospectus.

The following table sets forth the selling stockholders who are offering their Shares for sale under this prospectus, the amount of Shares owned by such stockholder prior to this offering and the percentage that such Shares are of all issued and outstanding shares of common stock, the amount of Shares to be offered by such selling stockholder and the amount of Shares to be owned by such selling stockholders following completion of the offering. All Share numbers are based on information that these selling stockholders supplied to us. This table assumes that each selling stockholder will sell all of its Shares available for sale during the effectiveness of the registration statement that includes this prospectus. Selling Stockholders are not required to sell their shares. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the Shares.

The percentage interest of each selling stockholder is based on (i) the beneficial ownership of that selling stockholder divided by the sum of the current outstanding shares of common stock plus the additional shares, if any, which would be issued to that selling stockholder (but not any other selling stockholder) when exercising warrants or other rights in the future; and (ii) 14,623,855 shares of common stock issued and outstanding as of August 5, 2004.

	Shares beneficially owned prior to the offering(1)		Number of shares being offered	Shares beneficially owned after offering
Selling Stockholder	Number	Percent
Capital Ventures International, Inc.	125,000	0.85%	125,000	0
Frost National Bank FBO BFS US Special Opportunities Trust PLC	290,000	1.98	290,000	0
Frost National Bank FBO Renaissance Capital Growth & Income Fund III, Inc.	145,000	0.99	145,000	0
Frost National Bank FBO Renaissance US Growth Investment Trust PLC	145,000	0.99	145,000	0
Galleon Healthcare Offshore, Ltd.	266,750	1.82	266,750	0
Galleon Healthcare Partners, LP	33,250	0.23	33,250	0
Gruber & McBaine International	50,000	0.34	50,000	0
Iroquois Capital, LP	250,000	1.70	250,000	0
J. Patterson McBaine	25,000	0.17	25,000	0
Jon D. Gruber and Linda W. Gruber JT TEN	25,000	0.17	25,000	0
Lagunitas Partners, LP	200,000	1.37	200,000	0
Pequot Capital Management, Inc. (2)	875,000	5.98	875,000	0
The CIT Group/Business Credit, Inc. (3)	176,619	1.19	176,619	0

(1)	As of August 5, 2004.

(2)	Shares beneficially owned by Pequot Capital Management, Inc. represent 562,480 shares held of record by Pequot Scout Fund, L.P. and 312,520 shares held of record by Pequot Navigator Onshore Fund, L.P. (the “Pequot Funds”). Pequot Capital Management, Inc., which is the investment manager to the Pequot Funds, exercises sole voting, investment and dispositive power for all shares held of record by the Pequot Funds. Arthur J. Samberg is the sole owner of Pequot Capital Management, Inc., and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.

(3)	Consists of 176,619 shares issuable upon exercise of the Warrant, all of which are registered for resale under this Prospectus.

None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of the Shares beneficially owned by them and offered hereby directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling the Shares:

(i) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

(ii) block trades in which a broker-dealer will attempt to sell registrable shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(iii) purchases by a broker-dealer as principal and resale by a broker-dealer for its account;

(iv) an exchange distribution in accordance with the rules of any applicable exchange;

(v) privately negotiated transactions;

(vi) short sales;

(vii) broker-dealers may agree with the selling stockholders to sell a specified number of such Shares at a stipulated price per share;

(viii) a combination of any such methods of sale; and

(ix) any other method permitted pursuant to applicable law.

Any selling stockholder may also resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), provided it meets the criteria and conforms to the requirements of Rule 144.

If a selling stockholder effects such transactions by selling the Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Shares or otherwise, a selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. A selling stockholder may also sell the Shares short and deliver Shares covered by this Prospectus to close out short positions. Each selling stockholder may also loan or pledge the Shares to broker-dealers that in turn may sell such Shares.

Each selling stockholder may pledge or grant a security interest in some or all of the Shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time pursuant to this Prospectus or any amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this Prospectus. Each selling stockholder also may transfer and donate the Shares in other circumstances in which case the transferees, donees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this Prospectus.

Each selling stockholder and any broker-dealer participating in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed, to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Shares is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from each selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless the Shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the Shares registered pursuant to the shelf registration statement, of which this Prospectus forms a part.

Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Shares by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the Shares. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

We will pay all expenses of the registration of the Shares pursuant to the securities purchase agreements, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all applicable underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the securities purchase agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by a selling stockholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this Prospectus, in accordance with the securities purchase agreements, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this Prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

The consolidated financial statements and financial statement schedule of Cybex International, Inc. and subsidiaries as of December 31, 2003 and 2002, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2003 and 2002 consolidated financial statements contains an explanatory paragraph that states that the 2001 consolidated financial statements of Cybex International, Inc. and subsidiaries were audited by other auditors who have ceased operations. In addition, it refers to KPMG LLP’s audit of the disclosures that were added to revise the 2001 consolidated financial statements, as more fully described in Note 2 to the consolidated financial statements. However, KPMG LLP was not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of Cybex International, Inc. and subsidiaries other than with respect to such disclosures.

The consolidated financial statements of Cybex for the year ended December 31, 2001, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Arthur Andersen LLP’s report on the financial statements of Cybex incorporated by reference herein is a copy of such report and has not been reissued by Arthur Andersen LLP.

LEGAL MATTERS

The validity of the Shares offered in this Prospectus has been passed upon for us by Archer & Greiner, P.C., Haddonfield, New Jersey. James H. Carll, a member of Archer & Greiner, P.C., is a director of and a stockholder in the Company.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The expenses of the Registrant in connection with the distribution of the securities being registered hereunder are set forth below and will be borne by the Registrant. All expenses are estimated other than the SEC registration fee.

SEC registration fee	$1,275
Attorneys’ fees and expenses	$5,000
Accountants’ fees and expenses	$5,000
Miscellaneous	$2,000
TOTAL	$13,275

Item 15.	Indemnification of Directors and Officers

Under Section 722 of Article 7 of the New York Business Corporation Law, the Company must indemnify each of its directors and officers against his expenses (that is, reasonable costs, disbursements and counsel fees) in connection with any proceeding involving such person by reason of his having been an officer, director, employee or agent of the Company, or who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent he is successful on the merits. Moreover, under such statutory provision the Company has the corporate power to indemnify its officers and directors against expenses and (in the case of proceedings other than those by or in the right of the Company) liabilities incurred in such a proceeding, provided (i) the officer or director has acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and (ii) with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. In the case of a proceeding by or in the right of the Company, however, such indemnification is not permitted if the individual is adjudged to be liable to the Company, unless a court determines that he is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The determination of whether indemnification is proper under the circumstances, unless made by a court, is determined by a majority of the disinterested members of the Board of Directors or committee thereof, by independent legal counsel if a quorum of the disinterested members of the Board of Directors or committee thereof is not available or if the disinterested members of the Board of Directors or a committee thereof so direct, or by the stockholders.

The Company’s Bylaws require the Company to indemnify each director and officer if Section 722 of the New York Business Corporation Law permits the Company to do so.

The Company has purchased a directors’ and officers’ liability insurance policy, which affords directors and officers insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

Item 16.	Exhibits.

Number	Description

5	Opinion of Archer & Greiner, P.C. *

23.1	Consent of Archer & Greiner, P.C. – See Exhibit 5*

23.2	Consent of KPMG LLP**

23.3	Notice Regarding Consent of Arthur Andersen LLP*

24	Power of Attorney of Directors and Officers – See Signature Page.*

*	Filed with Registration Statement on August 23, 2004
**	Filed with this Amendment

Item 17.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

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(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For determining any liability under the Securities Act of 1933, it will treat the information omitted from the form of Prospectus filed as a part of this Registration Statement in reliance upon Rule 430(A) and contained in a form of Prospectus filed by the Company under Rule 424(b)(1), or (4) or 497(h) under the Securities Act of 1933 as part of this Registration Statement as of the time the Commission declared it effective.

(2) For the purpose of determining any liability under the Securities Act, it will treat each post-effective Amendment that contains a form of Prospectus as a new Registration Statement for the securities offered in the Registration Statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medway, Commonwealth of Massachusetts, on September 2, 2004.

CYBEX INTERNATIONAL, INC.

By:	/s/ JOHN AGLIALORO
John Aglialoro
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: September 2, 2004	/s/ JOHN AGLIALORO
John Aglialoro
Chairman and Chief Executive Officer

Date: September 2, 2004	/s/ ARTHUR W. HICKS, JR.
Arthur W. Hicks, Jr.
Director and Chief Financial Officer

Date: September 2, 2004	/s/ JAMES H. CARLL
James H. Carll
Director

Date: September 2, 2004	*
Joan Carter
Director

Date: September 2, 2004	*
Jerry Lee
Director

Date: September 2, 2004	*
Harvey Morgan
Director

Date: September 2, 2004	*
Alan H. Weingarten
Director

*By:	/s/ ARTHUR W. HICKS, JR.
Arthur W. Hicks, Jr., Attorney-in-fact

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